AwayZones

A multicultural community that connects culturally-focused businesses to consumers who are looking for culturally specific experiences.


SOLD

Invest

$99.00 minimum investment

Deadline March 17, 2020
in 2 months

Share Price
$0.10

Total Raised
$0

Valuation
$85,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

INTRODUCTION

AwayZones® is a resource matching platform that connects consumers to businesses based on something they have in common, their culture. A digital Green Book for the 21st century, the AwayZones® travel app connects people to the places that cater to the specific social customs, values, beliefs, religious practices or cultural norms of racial, ethnic, religious, and sexual orientation minority groups in the U.S.

DEAL HIGHLIGHTS

- **Live on iOS and Android**
- **Nationally Trademarked**
- **Winner of numerous grants**
- **Diverse founder, featured in Essence magazine**

Recommendations



Haresh has helped us define our Sales and Market Strategy:

"Focus on the captive audience - the college/university community - and provide them with a list that no one can create or maintain except for you. The college/university community will act as a force multiplier for the company as they will promote the list to their faculty and students. AwayZones will provide the user base with an incentive to visit the businesses on the listing."

Haresh Gangwani
Founder and CEO of Bolstra - B2B SaaS executive who started Bolstra to serve the industry he's seen first-hand struggle with retaining and growing loyal customers

Testimonials



"AwayZones is a way to reach new wine lovers, typically underserved and underrepresented by the wine industry no matter where they live and introduce them to our artisanal vegan wines. AwayZones is the app for locating Black, brown and LGBTQ+ businesses in communities across the country, especially the Midwest. The Midwest boasts a lot of diversity and AwayZones can bring together these parts and make them whole, something Yelp and Google has failed to do!"

Nicole Kearney
Founder and CEO of Sip and Share Wines



"Thank you and thank you for making a space for all of us. You aren't just creating an app, you are giving us a place where we can breathe and space to thrive."

Emily Wasonga
CEO of Love's Hangover Creations

"Before I went to New York for Niagara Falls, I didn't have enough time to get my sons hair cut.

So while I was there, I had some extra time and wanted to get my son's hair cut. With my son being biracial there was a certain kind of barber shop I was looking for. Me not being familiar with the area, or knowing the good barbers, this is exactly when AwayZones Inc. would had come to benefit.

To all my barbers, hair stylists, business owners, shirt designers, cooks, realtors, if you want others to find you and your business, download the app n tag others"

Nicole Buchwald
Consumer

PROBLEM

It is hard to support minority owned businesses using mainstream search applications because their algorithms are designed as if we are all the same.

The result is that minorities struggle to find businesses that suit their needs when they travel, and minority owned businesses lose out on customers because they don't show up in searches.

According to the New America think tank, algorithmic bias in administrative processes limits access to resources for those who need the access most and continues to amplify the effects of historical and systemic racism. A 2016 report from the Kauffman Foundation highlighted how a lack of awareness of, and access to consumer markets that successfully sell their products affects the longevity of minority owned or controlled businesses. This lack effects the consumer's knowledge of, and engagement with, culturally specific businesses. We are addressing the broken technological processes that result in systematic and repeatable search errors that have created unfair outcomes for minority business owners. This is a contributing factor to the performance deficit experienced by minority business owners in comparison to their majority counterparts. This financial deficit was confirmed in a 2016 report published by the U.S. Minority Business Development Agency, where they reported a $378,000 difference between the two groups.

From the above data, three main problems arise:

1. The **limited cultural focus** and **algorithmic bias** in current resource matching platforms
2. A consumer's ability to **locate** and **engage businesses** that meet their **culturally specific expectations**
3. The **lack of awareness** and **access** to customers that understand and actively support culturally-focused businesses



SOLUTION

AwayZone takes local search to the next level by connecting culturally specific goods and services to the consumers who need them.

The AwayZones® Mobile App is the tool that provides the connection between owners and consumers who have a shared history or interest in their cultural community. AwayZones seeks to eliminate bias in marketing algorithms which tends to favor the middle of the bell curve (where both the majority of dollars and users are) and support businesses that are currently being marginalized. Most apps operate from the assumption that we are all similar and therefore should have similar experiences with businesses regardless of how we show up in the world.

Our app begins from a different premise - the reality that our race, religion, sexualities, etc. matter to us precisely because they still matter to other people. Therefore, our app represents an enhanced opportunity for people of various backgrounds to assess whether a particular business might actually respect their needs as a customer.


ANDROID APP ON
Google play
Download on the
App Store

MARKET

Opportunity

We know that there are over 8 million minority owned businesses operating in the U.S. (per the Minority Business Development Agency). Market research informs that the average spend on marketing for small to mid-sized businesses was between 3-5% of business income. Our customer validation survey revealed that business owners would be comfortable paying anywhere between $25 - $45 per month for our service.

Competetive Landscape

Our major competitors include Yelp, Localeur, Official Black Wall Street, Gayborhood, BlackSpace, Laguia, WhereU, and Melanin Enterprises. To differentiate ourselves from competitors and appeal to customers, AwayZones Inc. plans to build a dedicated user community, working as a supportive business resource platform for the business owners and ensuring the authenticity of the consumer's experience. Our objective is to drive traffic to our business owners' websites, brick and mortar locations, e-commerce and social media pages for the purpose of increasing awareness and engagement between the business owners and consumers.

Unlike our competitors, whose purchased advertisement program decreases awareness for businesses that opted for free listing pages because they cannot afford the $300/month fee. That is why there are other minority focused resource matching platforms in the market such as Official Black Wall Street, Gayborhood, BlackSpace, Laguia, WhereU, and Melanin Enterprises.

AwayZones Inc. stands out from the rest because we honor and highlight all underrepresented and underserved communities.


Competition
Connections With Paying Consumers
Time Consuming/ Unfulfilling Search Results
Fast/Accurate Culturally Based Results
Fewer Connections With Paying Consumers
BWS
LOCALEUR
WHEREU
yelp
Objective: Drive traffic to business owners websites, brick and mortar locations, ecommerce and social media pages to increase awareness and engagement with consumers. Competitors purchased advertisement too expensive (e.g. $300/month fee. This is why you see other minority focused resource matching platforms in the market. What makes us stand out from the rest is that we honor and highlight all underrepresented and underserved communities

BUSINESS MODEL

Monthly Subscription Fee

AwayZones® Business owners pay $40/mo. to experience:

- A B2C tool to connect with customers
- An increase in visibility and brand awareness of their business
- Access to new customers
- Cost effective listings & promotions
- Reduced Transaction Cost
- Content creation (additional fee)

Advertising

Businesses that do not fit the AwayZones® description can use the platform for $85/mo. to:

- Connect with niche market bases
- Increase engagement with minority markets

Free

AwayZones® user experience:

- Reduced search costs
- Discovery of new people and places
- The ability to support their own community while traveling
- The ability to support other communities
- Interact with like-minded people

PROGRESS

AwayZones Inc is a two-year old pre-seed organization seeking to raise $100,000. The progress highlighted in the figure above were achieved as a result of bootstrapping by the AwayZones CEO and $7,700+ outside funds raised (FFF).

Major Progress Includes:

- Development and private BETA test of the minimal viable product, AwayZone 1.0.
- Public BETA in July 2019, with Thirty (30) businesses (early adopters) on the platform
- Secured a variety of domain(s) and National Trademark for brand security
- $1,000 grant from SOURCERiver West (Indiana)
- $1,000 prize, 1st Runner-up in the Black Hatch Fund Pitch Competition (Indiana)
- $3,440 raise via small crowdfunding campaign
- Founder/CEO featured in Essence magazine
- Established several strategic partnerships with local (Indiana) organizations

SUCCESS

To establish our public image, increase our credibility, build our social capital, and prestige we have used event sponsorship as a marketing vehicle. We have partnered with Central Indiana organizations such as Studio B Creative Exchange, Indy Black Chamber of Commerce, Indy Rainbow Chamber of Commerce, Pride in Tech, Indiana Pride of Color, Juneteeth Social, S.H.E Indianapolis, and The Startup Ladies to promote each organization's mission as well as our own. Each organization is representative of the communities the AwayZones platform supports. Sponsoring local not-for-profit organizations is a part of our growth strategy. As we enter new geographical markets, we will seek to partner with organizations like these to introduce ourselves to the communities.


ESSENCE
THE SUMMER ISSUE
Iman
Teyana &
Ciara
BLACK BOLD AND BEAUTIFUL
Tribe
AwayZone
Essence Magazine, July/August 2019 Issue, pg. 106

INDEX

RECORDER NEWSPAPER

Eye on the Community May 26, 2019

Ebony Chappel

Ladies Night Podcast


Startup Competitors
Podcast

TEAM



AwayZones Team Members
Executive Leadership
LaToya Johnson
Founder/CEO
13-year Occupational HSE
Masters in Public Health, Indiana University
NaShara Mitchell
Lecturer of Entrepreneurship & Innovation Butler University – Lacy School of Business
Founder/CEO of Studio B Creative Exchange
Juris Doctorate, Indiana University
Karen Young
Attorney – Gutwein Law
Adjunct Professor – Indiana U. Robert H. McKinney School of Law
Juris Doctorate, Indiana University
Kelli Jones
Program Manager – The Heritage Group Accelerator
Co-Founder/CEO of Be Nimble
Juris Doctorate, Indiana University
Lisa Scott
Experienced Operations Manager
Masters in Business Administration, IWU
Board of Advisors
Matt Metcalf
Co-Founder – PerfectFit Software
25-year Technologist
Masters in Business Administration – IU Kelly School of Business
Kathy Kinder
Founder – Lift Bridge CXO
30+ -year in Finance Specifically in Tech Industry
Future Hires
SPOTLIGHT
Strategies & Initiatives
SEP
AwayZones New Hires

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Sales & Marketing	$40,500	37.9%
Product Development	$40,000	37.4%
Business Operations	$21,257	19.9%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in AwayZone, Inc., doing business as AwayZones. This offering must raise at least $10,000 by March 17, 2020 at 12:00am ET. If this offering doesn't reach its *target*, then your money will be refunded. AwayZones may issue additional securities to raise up to $107,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,920,000 shares
× $0.10 per share

$192,000 implied valuation

FINANCIALS

AwayZones' official name is AwayZone, Inc., so that's the name that appears in the statements below.

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Jan 17, 2020 • Primary offering of 1,070,000 shares at $0.10

MORE INFO

- Website
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- Instagram

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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